EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
LABWIRE, INC.

The undersigned subscriber to these Articles of Incorporation hereby forms a corporation under the Nevada Business Corporations Act pursuant to NRS 78.

ARTICLE I
Name of Corporation
-------------------
The name of the corporation is: Labwire, Inc.

ARTICLE II
Commencement of Business
------------------------
The existence of the corporation will commence on the date of filing of these Articles of Incorporation.

ARTICLE III
Purpose
--------------------
This corporation may engage in any activity or business permitted under the laws of the United States and the State of Nevada.

ARTICLE IV
Capital Stock
-------------
         The maximum number of shares of stock that the corporation is authorized to have outstanding at any one time is one hundred fifty million (150,000,000) shares of Common Stock, par value $.001 per share. The consideration to be paid for each share shall be fixed by the board of directors, and such consideration may consist of any intangible or tangible property or benefit to the corporation, with a value, in the judgment of the board of directors, deemed appropriate.

ARTICLE V
Term of Existence
-----------------

This corporation is to exist perpetually.

ARTICLE VI
Principal Place of Business
---------------

         The initial street address of the principal office of this corporation is 318 North Carson Street, #208, Carson City, Nevada  89701. The Board of Directors may, from time to time, move the principal office to any other address.

ARTICLE VII
Incorporator
------------

The name and street address of the incorporator is:
Name	Address
Deborah A. Cooke	318 North Carson Street #208 Carson City, Nevada 89701

The incorporator of this corporation assigns to this corporation his rights under Nevada Statutes, to constitute a corporation, and he assigns to those persons designated by the board of directors any rights he may have as incorporator to acquire any of the capital stock of this corporation, this assignment becoming effective on the date corporate existence begins.

ARTICLE VIII
Initial Board of Directors
--------------------------

The corporation shall have one (1) director initially. The name and address of the initial director is as follows:

Name	Address
Dexter Morris	318 North Carson Street #208 Carson City, Nevada 89701

ARTICLE IX
Initial Registered Office and
-----------------------------
Registered Agent

The initial designation of the registered office of this corporation is Paracorp Incorporated, 318 North Carson Street  #208, Carson City, Nevada 89701.

ARTICLE X
Amendments
----------

These Articles of Incorporation may be amended in the manner provided by law.

IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand and seal this 8th day of October, 2004.

/s/  Deborah A. Cooke
-----------------------------------
Deborah A. Cooke,
Incorporator